EXHIBIT 2

                                VOTING AGREEMENT

     Voting Agreement dated as of October 8, 2001, between Olympus Capital Holdings Asia I, L.P. ("OLYMPUS"), the other holders of the Convertible Debentures (as defined herein) (the "DEBENTUREHOLDERS") and Asia Pacific Resources Ltd. (the "COMPANY").

     RECITALS:

(a) The Company has outstanding U.S. $24,460,000 in 10% Secured Convertible Debentures, Series 1, due on October 13, 2001 (the "CONVERTIBLE DEBENTURES") issued pursuant to a trust indenture between the Company and Pacific Corporate Trust Company dated as of July 24, 1998 and amended pursuant to a first supplemental indenture dated August 6, 1998, a second supplemental indenture dated May 14, 1999 and a third supplemental indenture made as of July 17, 2000 (collectively, the "INDENTURE"), and Olympus holds U.S. $17,560,000 of the Convertible Debentures.

(b) Olympus has negotiated a proposed restructuring of the share and loan capital of the Company (the "RESTRUCTURING"), which would involve the conversion (the "CONVERSION") of all principal, interest and premium due on the Convertible Debentures into common shares of the Company and warrants to purchase shares or other securities of the Company (the "WARRANTS").

(c) To facilitate the Restructuring, it is desirable for the Debentureholders and Olympus to co-ordinate their actions as shareholders and to provide for an orderly market in the common shares of the Company (the "SHARES") following the Conversion.

(d) It is therefore a condition of the Conversion that the Debentureholders enter into this Agreement with Olympus and the Company.

(e) The Debentureholders have agreed that they will and will cause all Shares received pursuant to the Conversion (including any Shares which may be acquired on the exercise of Warrants) held by or for them or by their subsidiaries or over which they otherwise exercise direction or control (in respect of each Debentureholder, collectively "THAT DEBENTUREHOLDER'S SHARES"), to be voted in accordance with the terms set out below.

     In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:


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                                    ARTICLE 1
                      VOTING OF SHARES AND RELATED MATTERS
1.1       Voting  of  Shares.
     Upon the terms and subject to the conditions set forth herein, each Debentureholder agrees with Olympus that it will vote That Debentureholder's Shares as directed by Olympus in respect of:

     (a) the slate of directors put forward by Olympus for election at the Company's shareholders' meetings from time to time, the majority of which slate shall be Olympus' nominees and the balance any nominees put forward by management of the Company (which may from time to time include a nominee of Crew Development Corporation);

     (b) any proposed amendments to the memorandum or articles (or equivalent constitutional documents) of the Company;

     (c) the approval of any stock option or other executive compensation plan for the Company;

     (d)  the  election  of  the  auditors  for  the  Company;

     (e) any other fundamental changes in the Company requiring shareholders' approval, including without limitation, amalgamation, continuance, arrangement, liquidation, dissolution or sale of all or substantially all of the Company's assets.

1.2       Shares  held  by  Third  Parties.
     Each Debentureholder agrees with Olympus to direct or otherwise cause any of That Debentureholder's Shares registered in the names of third parties, to be voted in the manner prescribed in 1.1 above.

1.3       Number  of  Shares.

     Upon the Conversion, each Debentureholder agrees with Olympus that it will advise Olympus of the number of That Debentureholder's Shares. Each Debentureholder agrees with Olympus that it will inform Olympus of any change in the number of That Debentureholder's Shares within three (3) business days of such change. Each Debentureholder acknowledges and agrees that Olympus may disclose such information to the Company for purposes of administering and enforcing this Agreement. The Company acknowledges and agrees that, absent its actual knowledge to the contrary, it will accept such details of Share ownership as conclusive for purposes of this Agreement.

1.4       Olympus  Undertaking.


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     In  consideration  of  each  Debentureholder  entering into this Agreement,
Olympus covenants and agrees with each Debentureholder that, in exercising its rights, privileges and powers under this Agreement, Olympus shall act with a view to the best interests of the Debentureholders and Olympus collectively and shall ensure that Olympus and the Debentureholders are treated equally in all material respects.

                                    ARTICLE 2
                            RESTRICTIONS ON TRANSFER
2.1       Disposition  of  Convertible  Debentures.
     Each Debentureholder agrees with Olympus and the Company that so long as this Agreement remains in force the Debentureholder will not, and will not permit, any Convertible Debentures beneficially held by it or its subsidiaries or over which it otherwise exercises direction or control, to be transferred, sold or assigned, except:

     (a) pursuant to any offer or proposal made to the shareholders of the Company generally or pursuant to an Alternative Transaction (as defined in Article 3); or

     (b)  with  the  approval  of  the  board  of  directors  of  the  Company.

2.2       Disposition  of  Shares.
     Each Debentureholder agrees with Olympus and the Company that, upon and following the Conversion, the Debentureholder will not:

     (a) for a period of two months, transfer, sell or assign any of That Debentureholder's Shares;

     (b) for a period of eighteen months, transfer, sell or assign within any six months period any more than one-third of That Debentureholder's Shares received upon the Conversion; or

     (c) for a period of eighteen months, transfer, sell or assign That Debentureholder's Shares comprising 10% or more of the fully diluted outstanding Shares to any purchaser or group of purchasers acting jointly or in concert, unless the trade is effected through a stock exchange and does not constitute a pre-arranged trade to a single purchaser unless the transfer, sale or assignment is made pursuant to an offer or proposal made to shareholders of the Company generally.

                                    ARTICLE 3
                            ALTERNATIVE TRANSACTIONS
3.1       Acknowledgement  and  Agreement
     The parties acknowledge that prior to the Conversion, the Company may propose a transaction which constitutes an "Alternative Transaction". For these purposes, an "Alternative Transaction" would constitute one or more of the following: a merger, amalgamation, statutory arrangement, takeover bid, sale or joint venture of the Somboon or Udon potash properties in northern Thailand or other substantial assets, issuance of shares or similar transaction involving the Company provided that such transaction will only constitute an "Alternative Transaction" if:

     (a) the Company shall have provided to Olympus on a timely basis such details of the proposed terms of such transaction as Olympus may have reasonably requested and which Olympus shall have agreed to keep and cause to be kept strictly confidential, except that Olympus shall disclose such details to a Debentureholder if:

          (i) Olympus has obtained the Company's prior written consent to such disclosure, such consent not to be unreasonably withheld or delayed; and

          (ii) the Debentureholder receiving such details has furnished an undertaking of confidentiality in respect of the same;

     (b) the Transaction shall comprise a bona fide offer evidenced by binding documentation subject only to commercially reasonably closing conditions;

     (c) the Transaction shall be entered into prior to the Conversion and either:

          (i) provide for the payment in full, pursuant to the Indenture, of all principal, interest and premium due to the holders of Convertible Debentures on the date of Maturity (as then defined in the Indenture);

          (ii) provide for the payment in full, pursuant to the Indenture, of all principal, interest and premium due to the holders of the Convertible Debentures by a date approved by Olympus, which date shall not be earlier than the date of Maturity (as then defined in the Indenture); or

         (iii) be subject to the prior approval of Olympus on behalf of the Debentureholders.

     To facilitate the implementation of an Alternative Transaction, each Debentureholder acknowledges and agrees that Olympus shall have the power and authority to approve the terms of any Alternative Transaction on its behalf and bind all Debentureholders to the terms of such Alternative Transaction by means of an Extraordinary Resolution passed pursuant to the Indenture.

                                    ARTICLE 4
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1        Representations,  Warranties and Covenants of the Debentureholders.
     Each Debentureholder represents, warrants and covenants as follows to Olympus and acknowledge and confirm that Olympus is relying on such representations, warranties and covenants in connection with the entering into of this Agreement:

     (a) NO VOTING ARRANGEMENTS. Except as set out in this Agreement, no person has any written or oral agreement, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement relating to or restricting the exercise of any of the voting rights attaching to That Debentureholder's Shares and, for greater certainty, the Debentureholder has and will have the unfettered and absolute right to exercise the votes attaching to That Debentureholder's Shares.

     (b) NO CONTRAVENTION. The fulfilment of the Debentureholder's obligations hereunder are not in contravention of any contracts or instruments to which the Debentureholder is a party or by which it is bound.

     (c) NO ACTIONS. The Debentureholder knows of no action, proceeding or investigation pending or threatened involving the Debentureholder, or which places in question the validity or enforceability of this Agreement.

     (d) NO SALES. The Debentureholder will not and will not permit during the term of this Agreement its Debentures or That Debentureholder's Shares to be sold, assigned, transferred or disposed of, directly or indirectly, except pursuant to the terms of this Agreement.

                                    ARTICLE 5
                                  MISCELLANEOUS
5.1       Further  Assurances.
     From time to time after the date hereof, each party hereto shall, at the request of any other party co-operate with and do all other things as may be reasonably required to implement the transaction and to effectively carry out the intent of this Agreement provided that in no circumstances shall this Agreement be construed as requiring a Debentureholder to provide a proxy in respect of That Debentureholder's Shares to Olympus.

5.2       Disclosure  Matters.
     The Debentureholders agree to a summary of the number of Shares subject to this Agreement being set out in any information circular or prospectus produced by the Company and to this voting agreement being available for inspection until the date of termination of this Agreement.

5.3       Amendments.
     This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the parties hereto.

5.4       Waiver.
     (a) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the party to be bound by the waiver.

     (b) No failure on the part of a party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any right.

5.5       Successors  and  Assigns.
     This Agreement shall become effective when executed by each of the parties hereto and after that time shall be binding upon and enure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assignable or transferable by a Debentureholder without the prior written consent of the other parties hereto.

5.6       Severability.
     If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

5.7       Attornment.
     The parties agree that the courts of the Province of British Columbia will have non-exclusive jurisdiction to determine all disputes and claims arising between the parties.

5.8       Governing  Law.
     This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

5.9       Counterparts.
     This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

5.10      Interpretation.
     For purposes of this Agreement, the term "subsidiary" and "subsidiaries" shall have the meaning attributed to them in the Companies Act (British Columbia).

5.11      Specific  Performance.
     Each Debentureholder hereby recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have adequate remedy at law for money damages, and therefore each Debentureholder agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

5.12      Termination.
     This Agreement shall be binding upon each Debentureholder until the earlier of 1. the date following the Conversion when no Shares constitute That Debentureholders Shares in respect of such Debentureholder, 2. the date the Shares held by Olympus and all Shares that are That Debentureholder's Shares in respect of each Debentureholder party to this Agreement, in the aggregate, represent less than 25% of the Shares of the Company issued and outstanding at such time and 3. the date the agreement between Olympus and the Company relating to the Restructuring is terminated. In addition, at any time after the Conversion Olympus may by written notice to each Debentureholder and the Company, terminate the application of Article 1 of this Agreement.

     IN WITNESS WHEREOF the parties have executed this Voting Agreement as of the date first written above.

                                          SIAM INVESTMENT FUND

                                          By:

                                              --------------------------------
                                              Authorized  Signing  Officer

                                          NCL  INVESTMENTS  LIMITED

                                          By:
                                              --------------------------------
                                              Authorized  Signing  Officer



                                          CITY  MERCHANTS  HIGH  YIELD  TRUST

                                          By:
                                              --------------------------------
                                              Authorized  Signing  Officer


                                          NORDGESTION  S.A.

                                          By:
                                              --------------------------------
                                              Authorized  Signing  Officer



                                          TD  ASSET  MANAGEMENT  INC.

                                          By:
                                              --------------------------------
                                              Authorized  Signing  Officer

                                          OLYMPUS CAPITAL HOLDINGS ASIA I, L.P.
                                          By:  Olympus Capital Holdings Asia,
                                          L.L.C., its General Partner
                                          By:  Olympus Capital Holdings Asia,
                                          its Managing Member

                                          By:   /s/  Daniel  Mintz
                                              --------------------------------
                                              Authorized  Signing  Officer

                                          ASIA  PACIFIC  RESOURCES  LTD.

                                          By:
                                              --------------------------------
                                              Authorized  Signing  Officer


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